Exhibit 10.1

Professional Services Agreement

Verilink Corporation and Larscom Incorporated (the “Company”) located at 127 Jetplex Circle Madison, AL 35758-8989 has engaged the services of Grisanti, Galef & Goldress (“GGG”) 333 Sandy Springs Circle, Suite 106 Atlanta, GA 30328 to provide the crisis management and temporary employment services described on Schedule 1 attached hereto (the “Services”). This letter agreement sets forth the terms on which GGG will provide the Services to the Company. The list of Services set forth on Schedule 1 may be amended in writing by mutual agreement of the parties from time to time.

1.

The Company shall provide GGG with full access to all Company records, including information concerning the business, assets, operations and financial condition of the Company. In addition, GGG shall have full access to all personnel within the Company as well as the Company’s outside professional advisors, including its outside auditors and attorneys. The Company agrees that GGG are authorized to make appropriate use of all such information in connection with the performance of the Services.

2.

Management of the Company shall promptly disclose to GGG any information relating to any misstatement or alleged misstatement of material fact contained in any information provided to GGG concerning the business, assets, operations and financial condition of the Company or any fraud or alleged fraud, whether or not material, that involves management or other personnel that are responsible for the preparation of the Company’s financial statements.

3.	The relationship of GGG to the Company shall at all times be that of an independent contractor.

4.

GGG shall be subject solely to the control of the Chairman of the Board of the Company or it’s assignees.  Except for such control, GGG shall not be subject to the control of any other person or persons.

5.	GGG shall be compensated for the Services based on the attached Schedule 1.

6.

GGG will also assist the Company in sourcing capital and/or sale or liquidation of assets (hereafter defined as the Transaction).  If a Transaction is consummated, the company agrees to pay at closing, in immediately available funds, to GGG a Transaction Fee as defined in Schedule 1. The Transaction Fee will be based on Aggregate Consideration. The term “Aggregate Consideration”, shall mean the total amount paid or payable, directly or indirectly to the Company its shareholders, debt holders, creditors or other security holders of:  cash, the fair market value of all other securities, any other form of consideration payable to or for the benefit of the Company, its shareholders, debt holders, creditors, or other security holders. If the Company terminates the engagement with GGG and the Company obtains Aggregate Consideration within 6 months of termination, GGG shall be entitled to 100% of the Transaction Fee; If within 12 months after termination, GGG shall be entitled to 50% of the Transaction Fee.

7.

The Company agrees to indemnify and hold harmless GGG and each of its equity holders, managers, directors, officers, employees, GGG, subcontractors and agents (each, “GGG Indemnified Person”) from and against any losses, claims, damages, expenses and liabilities or actions in respect thereof (collectively, “Losses”), and to reimburse each GGG Indemnified Person for all such Losses as they may be incurred (including all legal fees and other expenses incurred in connection with investigating, preparing, pursuing, defending, paying, settling or compromising any Losses, whether or not in connection with any pending or threatened litigation in which any GGG Indemnified Person is a named party), arising out of or related to the Services rendered or to be rendered by any GGG Indemnified Person in connection with this engagement, any GGG Indemnified Person’s actions or inactions in connection with any such Services, or any violation or alleged violation by the Company or any of its directors, officers, employees or agents of any federal or state laws or any rules or regulations promulgated under such laws; provided that the Company will not be responsible for any Losses of any GGG Indemnified Person to the extent that a court of competent jurisdiction shall have determined by a final judgment that such Losses resulted primarily from actions taken or omitted to be taken by such GGG Indemnified Person due to their bad faith or willful misconduct.

8.

The engagement of GGG shall continue at the pleasure of the Board of Directors and may be terminated at any time, a certified copy of written notice of which shall be promptly delivered to GGG. GGG shall have the option to terminate this engagement at any time upon written notice to the Company. The obligations of the Company under numbered paragraphs 5, 6, & 7 of this letter agreement shall survive the completion or termination of this engagement regardless of the manner of such completion or termination and shall be binding upon the Company’s successors and assigns.

9.	This agreement supersedes any and all prior agreements written or verbal between the Company and the GGG.

Accepted and Agreed to this 7th day of April 2006.:

Grisanti, Galef & Goldress		Verilink Corporation

By:		By:

	Lee N. Katz		Howard Oringer
	Managing Partner		Chairman

Larscom Incorporated

By:

2

SCHEDULE 1

Services to be provided by GGG to the Company

Temporary employment of crisis managers during the restructuring and/or sale of the Company.

Consulting Fees:

Lee N. Katz employed as temporary president and chief executive officer at the rate of $40,000 per month.

Katie S. Goodman or a Partner with GGG employed as temporary crisis manager at the rate of $275 per hour.

GGG will bill reasonable out of pocket expenses. Fees and expenses will be paid when billed or when approved try the U.S. Bankruptcy Court.

Transaction Fees

GGG will source and negotiate terms and conditions of any funding or sale of assets in conjunction with Company’s current team of employees and consultants subject to the approval of the Verilink Board of Directors. GGG will be paid a Transaction Fee equal to the greater of (i) $25,000 or (ii) the aggregate of the following standard Lehman Formula for any capital raised and/or reduction in debt:

•	5% for the 1st million dollars, plus
•	4% for the 2nd million dollars, plus
•	3% for the 3rd million dollars, plus
•	2% for the 4th million dollars, plus
•	1% for every million thereafter.

Accepted and Agreed:

Grisanti, Galef & Goldress		Verilink Corporation

By:		By:

	Lee N. Katz		Howard Oringer
	Managing Partner		Chairman

Larscom Incorporated

By:

Date:	________________________________	Date:	________________________________